EXHIBIT 99.1
National Western Life Group, Inc. Announces 2018 First Quarter Earnings

Austin, Texas, May 9, 2018 ‑ Ross R. Moody, Chairman of the Board, President, and Chief Executive Officer of National Western Life Group, Inc. (Nasdaq: NWLI), announced today first quarter 2018 consolidated net earnings of $26.9 million, or $7.60 per diluted Class A common share, compared with consolidated net earnings of $23.5 million, or $6.65 per diluted Class A common share, for the first quarter of 2017. The Company's book value per share as of March 31, 2018 was $502.79.

The Company reported earnings from operations, excluding net realized gains and losses on investments, of $26.4 million for the quarter ended March 31, 2018, or $7.46 per diluted Class A common share, compared to $21.9 million, or $6.18 per diluted Class A common share in the same period for 2017. Mr. Moody commented on the results saying, "Our operating earnings for the quarter benefited from the lower corporate tax rate provided by the tax act enacted last December. On a pretax basis, our operating earnings also registered an increase over last year's quarter reflecting our ongoing efforts toward expense containment and management of our spread margins on our interest-sensitive product portfolio."

Insurance revenues, excluding gains and losses on investments and index options, of $152.8 million during the quarter ended March 31, 2018 declined 5% from the first quarter of 2017 amount reflecting lower surrender charge revenue in the current quarter and non-recurring investment income received in the prior year first quarter. Mr. Moody indicated, "We recognize revenue in the current reporting period from surrender charges assessed against policyholders who withdraw funds; however, it is far better from a long-term profitability standpoint to have those policies and values remain on our books. The lapse rates on our life insurance business showed a noticeable improvement in the first quarter of this year. While this is preferable, it does result in lower revenues being reported currently." Mr. Moody added that current life insurance sales will manifest in future period revenues. "We had a very strong start to our life sales in the first quarter. Domestic life insurance sales, which have been a focal point of the company, increased 38% in the first quarter over last year," Mr. Moody noted.

National Western Life Group, Inc. is the parent organization of National Western Life Insurance Company (NWLIC). Founded in 1956, NWLIC is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, as well as annuity products. NWLIC has 294 employees and approximately 29,400 contracted independent agents, brokers, and consultants. At March 31, 2018, the Company maintained consolidated total assets of $12.1 billion, stockholders' equity of $1.8 billion, and life insurance in force of $19.5 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks, and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Group, Inc.
News Release - Page 2

Summary of Consolidated Operating Results (Unaudited)
(In thousands except per share data)

	Three Months Ended
	March 31,
	2018	2017
Revenues:
Revenues, excluding investment and index option gains (losses)	$152,801	160,627
Realized and unrealized gains (losses) on index options	(44,394)	61,206
Realized gains on investments	611	2,584
Total revenues	109,018	224,417

Earnings:
Earnings from operations	$26,392	21,858
Net realized gains on investments	483	1,680
Net earnings	26,875	23,538

Net earnings attributable to Class A shares	26,115	22,872

Basic Earnings Per Class A Share:
Earnings from operations	$7.46	6.18
Net realized gains on investments	0.14	0.48
Net earnings	7.60	6.66

Basic Weighted Average Class A Shares	3,436	3,436

Diluted Earnings Per Class A Share:
Earnings from operations	$7.46	6.18
Net realized gains on investments	0.14	0.47
Net earnings	7.60	6.65

Diluted Weighted Average Class A Shares	3,436	3,440

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nwlgi.com